SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2004

The Warnaco Group, Inc. (Exact name of Registrant as specified in its charter)

Delaware	001-10857	95-4032739

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

501 Seventh Avenue, New York, New York	10018

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 287-8000

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On August 4, 2004, The Warnaco Group, Inc. issued a press release announcing that it has entered into a definitive agreement to acquire Ocean Pacific Apparel Corp., a leading surf and beach lifestyle apparel and accessories brand, from Burlingame, California-based Doyle & Boissiere Fund I, LLC. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1	Press Release, dated August 4, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WARNACO GROUP, INC.

Date:	August 4, 2004	By:	/s/ Jay A. Galluzzo

Name:	Jay A. Galluzzo
Title:	Vice President, General
Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press Release, dated August 4, 2004

EXHIBIT 99.1

Investor Relations: Deborah Abraham
Director, Investor Relations
(212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO TO ACQUIRE OCEAN PACIFIC Authentic Surf Brand to Complement its Portfolio

NEW YORK — August 4, 2004 — The Warnaco Group, Inc. (NASDAQ: WRNC) today announced it has entered into a definitive agreement to acquire Ocean Pacific Apparel Corp. (“OP”), a leading surf and beach lifestyle apparel and accessories brand, from Burlingame, California-based Doyle & Boissiere Fund I, LLC, for $40 million in cash and the assumption of $1 million in debt. The agreement also provides for future performance based payments if certain incremental business targets are achieved. The acquisition, which is subject to regulatory approval and other customary closing conditions, is expected to close during the current quarter. Ocean Pacific is based in Irvine, California. Richard Baker, the architect of OP’s recent success, will join Warnaco and remain as President of Ocean Pacific.

Currently, Ocean Pacific operates through a network of licensees worldwide and offers a broad array of apparel and accessories catering to men, women, young men, juniors, and kids under its Op, Ocean Pacific, Op Classics and Seven 2 labels.

“OP represents an important strategic fit for our Company,” commented Joe Gromek, Warnaco’s President and CEO. “Its strong brand equity and authentic surf and beach heritage make it a compelling candidate for profitable expansion and will, over time, provide substantial direct opportunities across our core competencies of swimwear, sportswear and intimate apparel. We are equally excited to welcome Dick Baker, a seasoned industry professional, to Warnaco. We share the same vision and commitment to excellence and together we look forward to building upon OP’s worldwide presence by leveraging Warnaco’s global resources in design, marketing, sourcing and distribution.

Dick Baker, President of Ocean Pacific, commented: “We are very excited to become part of the Warnaco team. We believe OP will benefit greatly by the talent, infrastructure and global reach of their organization. Utilizing Warnaco’s platform, we will have the resources and the experience necessary to capitalize on the many opportunities that we all see for our brand in the US and abroad. “

Roger Williams, President of the Warnaco Swimwear Group, commented: “We are delighted by this acquisition. OP is an important franchise in the surf and beach categories and extends Warnaco’s stable of strong brands into the California lifestyle, a trend which has gained worldwide importance.”

Ocean Pacific Apparel Corp. was advised by The Sage Group LLC.

About The Warnaco Group, Inc.
The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men’s and women’s sportswear and accessories under such owned and licensed brands as Warner’s®, Olga®, Lejaby®, Body Nancy Ganz™, Speedo®, Anne Cole Collection®, Cole of California® and Catalina® as well as Chaps® sportswear and denim, JLO by Jennifer Lopez® lingerie, Nautica® swimwear, Michael Kors® swimwear and Calvin Klein® men’s and women’s underwear, men’s accessories, men’s, women’s, junior women’s and children’s jeans and women’s and juniors swimwear.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of Rule 3b-6 under the Securities Exchange Act of 1934, as amended, Rule 175 under the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including general economic conditions affecting the apparel industry, changing fashion trends, pricing pressures which may cause the Company to lower its prices, increases in the prices of raw materials the Company uses, changing international trade regulation and elimination of quotas on imports of textiles and apparel, the Company’s history of losses, the Company’s ability to protect its intellectual property rights, the Company’s dependency on a limited number of customers, the Company’s dependency on the reputation of its brand names, the Company’s exposure to conditions in overseas markets, the competition in the Company’s markets, the comparability of financial statements for periods before and after the Company’s adoption of fresh start accounting, the Company’s history of insufficient disclosure controls and procedures and internal controls and restated financial statements, the Company’s future plans concerning guidance regarding its results of operations, the effect of the settlement with the SEC, the effect of local laws and regulations, shortages of supply of sourced goods or interruptions in the Company’s manufacturing, the Company’s level of debt, the Company’s ability to obtain additional financing, the restrictions on the Company’s operations imposed by its revolving credit facility and the indenture governing the senior notes and the Company’s ability to service its debt. All statements other than statements of historical fact included in this press release are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Forward-looking statements and the Company’s plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and the Company’s business in general is subject to certain risks that could affect the value of its stock.